Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COLLAGENEX PHARMACEUTICALS, INC.

CollaGenex Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the “Corporation”), does hereby make this Certificate of Amendment under the corporate seal of the Corporation and does hereby state and certify as follows:

FIRST:                        The name of the Corporation is CollaGenex Pharmaceuticals, Inc. The Corporation filed its original certificate of incorporation with the Secretary of State of the State of Delaware on January 10, 1992.

SECOND:   This Certificate of Amendment amends the Corporation’s Amended and Restated Certificate of Incorporation, as amended to date, to increase the number of authorized shares of the Corporation’s Common Stock.

THIRD:                      This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware, the requisite written consent of the holders of each class of stock entitled to vote thereon has been voted in favor of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as amended to date, as follows:

RESOLVED:              That the first sentence of Article FIFTH of the Amended and Restated Certificate of Incorporation, as amended, be and hereby is, amended and restated in its entirety as follows:

                “The total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall be Eighty Million (80,000,000) shares of which (i) Seventy-Five Million (75,000,000) shares shall be Common Stock, $.01 par value, and (ii) Five Million (5,000,000) shares shall be Preferred Stock, $0.01 par value.”

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed on the 1st day of June, 2006.

/s/ Colin Stewart
Colin W. Stewart
President and Chief Executive Officer